Exhibit 99.1

We hereby consent to the inclusion of our opinion letter dated November 20, 2006 to the Board of Directors of First Valley Bancorp, Inc. as Annex B to the Proxy Statement/Prospectus, which forms part of the Registration Statement dated as of the date hereof on Form S-4 relating to the proposed merger of New England Bancshares, Inc. and First Valley Bancorp, Inc. and to the references to such opinion therein.

OSTROWSKI & COMPANY, INC.

/s/ Ostrowski & Company, Inc.

Dated this 16th day

of January, 2007